CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of The Procter & Gamble Company of our report dated September 27, 2002 relating to the financial statements and financial statement schedule of Group Profit Sharing, Incentive and Employer Contribution Plan (France) which appears in this form 11-K


PricewaterhouseCoopers


/S/PRICEWATERHOUSECOOPERS
----------------------------
Paris, France
September 30, 2002